UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

October 28, 2013

SL GREEN REALTY CORP.

(Exact Name of Registrant as Specified in Charter)

Maryland	1-13199	13-3956775
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

420 Lexington Avenue New York, New York	10170
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 594-2700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with James Mead

On October 28, 2013, SL Green Realty Corp. (the “Company”) entered into an Employment and Noncompetition Agreement with James Mead, which will supersede his previous employment agreement with the Company as of January 1, 2014.

Under Mr. Mead’s employment agreement he will continue to serve as Executive Vice President and Chief Financial Officer of the Company.  Mr. Mead’s employment agreement has a term commencing on January 1, 2014 and ending on January 1, 2015, with no automatic renewals.  The agreement provides for an annual salary of no less than $525,000 during the term, and such discretionary annual bonuses as the Company, in its sole discretion, may deem appropriate to reward Mr. Mead for job performance; provided, however, Mr. Mead’s bonus for 2013 shall be at least equal to his annual bonus for 2012.

Pursuant to his employment agreement, on October 28, 2013, the Company granted Mr. Mead 7,500 shares of restricted stock subject to time-based vesting occurring in four equal quarterly installments at the end of each fiscal quarter during 2014, subject to continued employment through such dates.

The employment agreement also provides that either the Company or Mr. Mead may, on or after March 31, 2013, terminate Mr. Mead’s employment upon at least 90 days’ prior written notice.  In the event of such a termination or a termination upon the expiration of the term, Mr. Mead will receive a cash severance payment of $550,000 and will remain eligible to receive his discretionary annual bonus for 2014, which will be prorated based on the portion of the year that Mr. Mead was employed by the Company.  In the event that such termination is by the Company on any date other than the end of a calendar quarter, Mr. Mead will receive accelerated vesting of the portion of the 7,500 shares of restricted stock awarded in connection with his employment agreement that would have vested had Mr. Mead remained employed by the Company through the end of the calendar quarter in which the termination occurred.  All other equity awards between the Company and Mr. Mead, including awards pursuant to the Company’s 2010 Notional Unit Long-Term Compensation Plan and 2011 Long-Term Outperformance Plan, shall be governed by their terms as in effect from time to time. Mr. Mead’s receipt of these payments and benefits in connection with a termination is subject to his execution of a general release of claims with the Company.

The cash severance payments to be made under the agreement are to be made as lump sum payments 30 days after termination.  However, to the extent necessary to avoid the imposition of an additional tax under Section 409A of the Internal Revenue Code, severance pay and benefits be delayed until six months after termination, during which time the payments will accrue interest at the rate of 5% per annum.

If any payments and benefits to be paid or provided to Mr. Mead, whether under his employment agreement or otherwise, would be subject to “golden parachute” excise taxes under the Internal Revenue Code, Mr. Mead’s payments and benefits under his employment agreement will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to Mr. Mead.

Under his employment agreement, Mr. Mead will be subject to certain noncompetition obligations while he is employed by the Company and nonsolicitation and nondisparagement obligations while he is employed by the Company and for specified periods thereafter, as more particularly provided for in the agreement.

The discussion above is qualified in its entirety by reference to the copy of the employment agreement by and between the Company and Mr. Mead, which is being filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibits

10.1	Employment and Noncompetition Agreement, dated as of October 28, 2013, by and between SL Green Realty Corp. and James Mead.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SL GREEN REALTY CORP.

By:	/s/ Andrew S. Levine
Name:	Andrew S. Levine
Title:	Executive Vice President, Chief Legal Officer and General Counsel

Date: October 28 , 2013

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